-------------------------------------------------------------------------------
HARRISON LAW, P.A.
Diane J. Harrison                            6860 Gulfport Blvd. South, No. 162
Bar Admissions: Nevada and Floride                South Pasadena, Florida 33707
                                                            Phone: 941)723-7564
                                                             Fax: (941)531-4935
                                          E-mail: HarrisonDJEsq@tampabay.rr.com
-------------------------------------------------------------------------------

October 31, 2007



Board of Directors
Glance, Inc.
795 Folsom Street, 1st Floor

San Francisco, CA 94107


Re:

Registration Statement on Form SB-2 of Glance, Inc.

Dear Directors:

You have requested my opinion, in connection with a Registration Statement on Form SB-2 (the "Registration Statement") to be filed by Glance Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"), as to the legality of the 22,000,000 shares of common stock being offered by the Company in a primary offering, (the "Shares") par value $0.02 per share, of the Corporation which are being registered in the Registration Statement.

I have made such legal examination and inquiries as I have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1. Articles of incorporation;
2. The Company's resolutions of the Board of Directors authorizing the issuance of shares;
3. The laws of the State of Florida and the United States of America; and
4. Such other documents and matters as we have deemed necessary to render the following opinion.

In rendering my opinion, I have relied upon, with the consent of the Company and its members: (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents as to factual matters; and (ii) assurances from public officials and from members and other representatives of the Company as I have deemed necessary for purposes of expressing the opinions herein. I have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents and have relied upon such information and representations in expressing my opinion.

Glance, Inc.

October 31, 2007

Page 2 of 2



I have assumed in rendering these opinions that no person or party has taken any action inconsistent with the terms of the above-described documents or prohibited by law.

The opinions set forth herein are based upon existing law and regulations, all of which are subject to change prospectively and retroactively. This opinion letter is limited to the matters expressly stated herein and no opinions are to be implied or inferred beyond said matters.

Based upon the foregoing, it is my opinion that each outstanding share of Common Stock registered in this primary offering when distributed and sold in the manner referred to in the Registration Statement, will be legally issued, fully paid, and non-assessable.

This opinion is being rendered to be effective as of the effective date of the Registration Statement. I hereby consent to the discussion in the Registration Statement of this opinion, the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name therein.

Sincerely,


/s/DIANE J. HARRISON
Diane J. Harrison